Exhibit 5.1

Dieterich & Mazarei
11835 West Olympic Boulevard, Suite 1235E
Los Angeles, California 90064

October 18, 2010

Platinum Studios, Inc.
2029 South Westgate Avenue
Los Angeles, California 90025

Gentlemen:

I refer to the Registration Statement on Form S-1, the “Registration Statement” filed by Platinum Studios, Inc., a California corporation (the “Company”), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer, by the selling shareholders listed therein and the Company, of 41,000,000 shares of common stock, $0.0001 par value per share (the “Stock”).

As counsel to the Company, I have examined such corporate records, documents and questions of law as I have deemed necessary or appropriate for the purposes of this opinion, including a review of applicable federal law.  In these examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies.  As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

Based upon of this examination, I am of the opinion that under California law, including the statutory provisions, all applicable provisions of the California constitution and reported judicial decisions interpreting those laws, the 41,000,000 shares of stock offered by the selling shareholder have been validly authorized, and, when issued in accordance with the terms of the Registration Statement and the agreements between the Company and the Selling Shareholder, will be legally issued, fully paid, and non-assessable. If any of the 41,000,000 shares are transferred or sold in accordance with the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in states that may require filings in connection with the registration of the Stock for an offer and sale in those states.

Respectfully,

/s/ Christopher Dieterich
Christopher H. Dieterich,
for Dieterich & Mazarei